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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this Registration Statement on Form S-8, including registration of shares for resale by means of a Form S-3 prospectus, pertaining to the amended and restated Carreker Antinori, Inc. 1994 Long Term Incentive Plan and the Carreker Antinori, Inc. Director Stock Option Plan of our report dated March 18, 1998, except for Notes 1 and 11 as to which the date is May 14, 1998, with respect to the consolidated financial statements of Carreker-Antinori, Inc. included in the Form S-1 Registration Statement (Registration No. 333-48399) filed with the Securities and Exchange Commission.

                                       Ernst & Young LLP

                                       /s/ ERNST & YOUNG LLP

Dallas, Texas
September 14, 1998